Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157952 on Form S-3 and Registration Statement Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-33728, 333-73027, 333-93900, 333-2594, 333-146794, and 333-169293 on Form S-8 of our reports dated February 22, 2012, relating to the consolidated financial statements of ACI Worldwide, Inc. and subsidiaries (“ACI Worldwide, Inc.”) as of December 31, 2011 and 2010 and for the three years in the period ended December 31, 2011, and the effectiveness of ACI Worldwide, Inc.’s internal control over financial reporting as of December 31, 2011, appearing in this Annual Report on Form 10-K of ACI Worldwide, Inc. for the year ended December 31, 2011.

/s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska

February 22, 2012